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EXHIBIT 5

                             (Form of Legal Opinion)

                                 _________, 2008

Pacific Energy Resources Ltd.
111 W. Ocean Blvd., Suite 1240
Long Beach, CA  90802

      Re: Registration Statement on Form S-1 (Registration No. 333-_____) Registering ____________ Shares of Common Stock
            ---------------------------------------------------------------

Ladies and Gentlemen:

      We have acted as counsel to Pacific Energy Resources Ltd., a Delaware corporation (the "Company"), in connection with the pre-effective amendment of a registration statement on Form S-1 to which this opinion is an exhibit (the "Registration Statement") with respect to the offer and sale by the persons and entities named in the Registration Statement (the "Selling Security Holders") of up to an aggregate of ____________ shares of the Company's common stock, with a par value of $0.0001 per share (the "Shares"), consisting of the following:

      (a) ____________ outstanding Shares (the "Outstanding Shares") as described in the Registration Statement; and

      (b) ____________ Shares (the "Underlying Shares") that are issuable upon exercise of outstanding common stock purchase warrants and common stock purchase warrants that may become issuable upon exercise of outstanding compensation warrants (the "Derivatives"), as described in the Registration Statement; and

      (c) ____________ Shares (the "Damages Shares") that may be issued as liquidated damages, as described in the Registration Statement.

      We are familiar with the corporate actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents. We have also assumed that the Underlying Shares will be evidenced by appropriate certificates that have been properly executed and delivered.

      Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that:

      1. The Outstanding Shares are validly issued, fully paid and non-assessable.

      2. The Underlying Shares have been duly authorized and, when issued upon exercise of each of the Derivatives in accordance with their respective terms, including payment of the applicable exercise price, will be validly issued, fully paid and non-assessable.

      3. The Damages Shares have been duly authorized and, when issued in accordance with the terms of the registration rights agreement authorizing the issuance of the Damages Shares, will be validly issued, fully paid and non-assessable.

      You have informed us that the Selling Security Holders may sell the Shares from time to time on a delayed or continuous basis. This opinion is limited to the General Corporation Law of the State of Delaware ("DGCL"), including the statutory provisions of the DGCL, all applicable provisions of the Constitution of the State of Delaware and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and blue sky laws, rules and regulations.



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Pacific Energy Resources Ltd.
________, 2008
Page 2


      We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.


                                                Very truly yours,